Exhibit 99.1

Sirius XM Reports Second Quarter 2020 Results

•Sirius XM Self-Pay Net Subscriber Additions of 264,000 in Second Quarter
•Second Quarter Revenue of $1,874 Million
•Second Quarter Net Income of $243 Million; Diluted EPS of $0.05
•Adjusted EBITDA Roughly Unchanged at $615 Million in the Second Quarter
•Company Offers New 2020 Subscriber and Financial Guidance
•Buyback Authorization Expanded by $2 Billion; Company Reaches Agreement to Acquire Stitcher

NEW YORK – July 30, 2020 – Sirius XM today announced second quarter 2020 operating and financial results, including revenue of $1.9 billion, down 5% compared to the prior year period. The Company's net income was $243 million in the second quarter 2020, compared to $263 million in the prior year period. Net income per diluted common share was $0.05 in the second quarter 2020, compared to $0.06 in the prior year period.

Adjusted EBITDA in the second quarter totaled $615 million, roughly unchanged from $618 million in the prior year period, resulting in an adjusted EBITDA margin of 32.8%, an improvement of approximately 160 basis points from the 2019 period. The improvement in adjusted EBITDA margin was driven by a 7% decrease in total cash operating expenses, primarily in subscriber acquisition costs, revenue share and royalties, and sales and marketing, while revenue only decreased 5%.

“Sirius XM’s business during this challenging period has been resilient, and with improving results and visibility into the remainder of the year, I’m pleased to resume offering subscriber and financial guidance. Despite the incredible economic stresses brought about by the COVID-19 pandemic, our self-pay net subscriber additions grew by nearly 200,000 over the first quarter of the year, and we reported improved churn of just 1.6% per month with rising ARPU. Although advertising revenue fell 34% in the quarter, substantial expense savings in SAC and other areas provided a complete offset, and we generated over half a billion dollars of free cash flow. We are investing in our business, our people, and external opportunities to position ourselves for future growth,” said Jim Meyer, Chief Executive Officer, Sirius XM.

“Our ongoing success highlights the strengths of our business model but also the talent, dedication and innovation of employees across our organization. We simply haven’t skipped a beat. We have announced that an array of new automakers will be deploying our 360L radios starting later this year. We are optimizing our customer service operations with new tools and techniques, and we ramped up new streaming-centric and on-demand programming with the unprecedented help of artists and other media providers. We’ve brought on new stellar talent like Gayle King, and our artist friends such as Bruce Springsteen are doing new programming that entertains but also addresses the current times. We opened up our SiriusXM service for free during a time when people needed news, information and entertainment and we saw millions of new listeners take advantage of it. And earlier this month, we debuted new channels from stars such as the Beastie Boys, Bob Marley, Coldplay, Queen, and comedian Jim Gaffigan – not to mention U2, which debuted with deep involvement from the members of the band,” added Meyer.

Additional information about our business, results of operations and the evolving impact of the COVID-19 pandemic on our business and operations is included below under “SPECIAL NOTE ON COVID-19 RESPONSE.” Additional information,” regarding the impact of the COVID-19 pandemic on our business and operations is contained in our Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

FURTHER UPDATE ON BUSINESS, LIQUIDITIY, AND CAPITAL RETURNS

“We resumed share repurchases following our April earnings call, buying 29 million shares for $165 million in the second quarter. With $58 million of dividends paid, total capital returns for the second quarter were $223 million. In June, we issued $1.5 billion of new 4.125% Senior Notes due 2030, and in July we completed the redemption of a similar principal amount of our 4.625% Senior Notes due 2023 and 5.375% Senior Notes due 2025. At the end of the second quarter, our net debt to trailing 12 month adjusted EBITDA ratio was 3.0x, our $1.75 billion revolving credit facility was completely undrawn and fully available, and we retain ample liquidity to continue investing in the business,” said David Frear, Chief Financial Officer, Sirius XM.

“Sirius XM has also been active acquiring and investing in complementary businesses, with $428 million of capital committed to acquire Simplecast and Stitcher and for a minority investment in Soundcloud. The Stitcher transaction, announced earlier this month, will substantially advance Sirius XM’s position in podcasting, the fastest growing sector in audio entertainment. We are now poised to offer audio publishers content hosting, data analytics, ad insertion and sales representation services through programmatic and direct sales. We are excited to offer advertisers an attractive path for audience-based buys, including to over 150 million North American listeners across our platforms,” added Frear.

2020 GUIDANCE

The Company's new full-year 2020 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow are as follows:

Sirius XM self-pay net subscriber additions of approximately 500,000,
Total revenue of approximately $7.7 billion,
Adjusted EBITDA of approximately $2.4 billion, and
Free cash flow approaching $1.6 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

SECOND QUARTER 2020 HIGHLIGHTS

Sirius XM operates two complementary audio entertainment businesses — our Sirius XM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2020. The pro forma financial and operating highlights below exclude the impact of share-based payment expense.

SIRIUS XM

•Self-Pay Subscribers Topped 30.3 Million. Sirius XM added approximately 264,000 net new self-pay subscribers in the second quarter. Self-pay monthly churn for the second quarter was 1.6%, down from 1.7% for the second quarter of 2019. Total net subscriber additions were (516,000), resulting in nearly 34.3 million total Sirius XM subscribers at the end of the period. Paid promotional subscribers decreased due to declines in shipments from automakers offering paid trial subscriptions with the purchase or lease of a vehicle. The total trial funnel stood at approximately 8.1 million at the end of the second quarter, down from approximately 9.1 million at the end of the first quarter as sales from automakers offering unpaid trials also declined.

•Sirius XM Revenue Steady at $1.5 Billion. Second quarter revenue was unchanged at $1.5 billion with growth in subscriber revenue offsetting declines in advertising and equipment revenue. Monthly ARPU climbed 1% in the second quarter compared to the year ago period despite the reduction in advertising revenue per user.

•Gross Profit and Margins Steady. Total cost of services at Sirius XM decreased by 1% to $591 million in the second quarter, resulting in $949 million of gross profit, a 1% increase over the second quarter of 2019. Gross profit margin was 62%, up 20 basis points compared to the prior year quarter.

•New Car Penetration Rises; 360L Deployments Confirmed. Sirius XM’s new car penetration rate climbed to approximately 77% in the second quarter 2020, an increase of nearly 500 basis points from the second quarter of 2019. The company confirmed planned rollouts this year of 360L at a variety of automakers including Audi, BMW, FIAT Chrysler, Ford, GM's Buick, Cadillac, Chevy, GMC brands and Volkswagen.

PANDORA

•Advertising Revenue Declined 31% to $211 million. Second quarter ad revenue in the Pandora segment, which includes off-platform results such as our AdsWizz business, declined 31% year-over-year to $211 million. Numerous categories of advertisers cancelled or paused orders during the second quarter in reaction to the COVID-19 pandemic. Nevertheless, revenue declines moderated throughout the quarter, with April down 41%, May down 36%, and June down 18% versus the same months in 2019. Monetization of $55 per thousand hours at Pandora was also down 31% year-over-year.

•Total Ad Supported Listener Hours of 3.3 Billion. Monthly Active Users (MAUs) at Pandora were 59.6 million in the second quarter, down from 64.9 million in the prior year period. Total ad supported listener hours were 3.29 billion in the period, down from 3.49 billion in the second quarter of 2019. Average monthly listening hours per active ad-supported user increased 2.4% to 20.2 in the second quarter of 2020 versus 19.7 in the second quarter of 2019.

•Self-Pay Net Adds of 40,000. Pandora added 40,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium services in the second quarter to end the period with over 6.3 million self-pay subscribers. Paid promotional subscribers remained near 46,000, flat quarter-on-quarter but down from 733,000 at the end of the second quarter of 2019, as a result of a reduction in paid promotional subscriptions due to the expiration of an agreement with T-Mobile in the third quarter of 2019. Total Pandora subscribers at the end of the period were 6.3 million.

•Gross Profit Declined 55%. The sharp decline in advertising revenue greatly exceeded a 6% reduction in costs of services, resulting in gross profit at Pandora of $70 million, down 55% over the second quarter of 2019. Gross margin for the quarter was 21%, down from 36% in the second quarter of 2019.

Subscriber acquisition costs declined by 54% to $48 million in the second quarter driven by lower hardware subsidies as certain subsidy rates decreased as well as a decline in OEM installations as a result of the COVID-19 pandemic. Sales and marketing costs decreased by 6% to a total of $201 million. Engineering, design and development costs fell 15% to $52 million, and general and administrative expenses declined 3% to $102 million.

With revenue down 5% and total cash operating expenses down 7%, excluding depreciation and amortization, share-based payment expenses, and legal settlements and reserves, adjusted EBITDA was roughly unchanged. Free cash flow grew by 6% to $503 million, driven by higher cash from operations.

SPECIAL NOTE ON COVID-19 RESPONSE
General
In general, the COVID-19 pandemic, coupled with government issued stay-at-home orders, has had, and is continuing to have, a widespread and broad reaching effect on the economy. Beginning in late March, automakers idled plants and certain auto dealers have closed their retail operations. Vehicle sales have declined, sporting events have been cancelled, theaters remain closed and concerts have been postponed indefinitely. The impact of the COVID-19 pandemic on the travel industry has been far-reaching, adversely affecting airlines, hotels, cruise ships and theme parks. Unemployment rates, while improving, remain high as non-essential businesses have been closed and workers have been furloughed. Similarly, although media spending by businesses is recovering, spending continues to be down sharply compared to prior periods. While certain regions of the United States are in various phases of reopening, which includes the resumption of production for automakers and the reopening of many auto dealer locations, it is unclear what an economic recovery will look like after this historic shutdown of the economy as the United States continues to struggle with rolling outbreaks of the virus.

Against this background and these broad-based economic effects, the full extent to which the COVID-19 pandemic may negatively impact our business is still uncertain. The scope of the effects of the COVID-19 pandemic on our businesses depends on many factors beyond our control, and the effects are difficult to assess or predict with meaningful precision both generally and specifically as to our Sirius XM and Pandora businesses. The COVID-19 pandemic did not have a material effect on our revenues and expenses for the first quarter ended March 31, 2020, with the effects on our business first emerging in the quarter ended June 30, 2020, primarily as discussed below under "Business Performance Update".

Liquidity

To date, the COVID-19 pandemic and its related economic impact has not affected our capital and financial resources, including our liquidity position. We believe that we have sufficient cash and cash equivalents, as well as debt capacity, to cover our estimated short-term and long-term funding needs, including amounts necessary to construct, launch and insure replacement satellites, as well as fund future stock repurchases, future dividend payments and pursue strategic opportunities. After initially halting our stock repurchase program, we resumed repurchasing of our common stock again during the quarter ended June 30, 2020 and expect to continue repurchasing our common stock subject to numerous factors, including but not limited to market conditions. We have not suspended our quarterly common stock dividend payments as a result of the COVID-19 pandemic. As of June 30, 2020, prior to the redemption of the $500 million aggregate principal amount of outstanding 4.625% Notes and the $1.0 billion aggregate principal amount of outstanding 5.375% Notes on July 9, 2020, we had approximately $1.770 billion of cash on hand and $1.749 billion was available for future borrowing under our revolving credit facility (after giving effect to outstanding letters of credit).

The COVID-19 pandemic to date has not impacted our ability to access our traditional funding sources. The pandemic has not increased our costs of or reduced our access to capital under our revolving credit facility or the debt capital markets, and we do not believe it is reasonably likely to do so in the near-term. In addition, we do not expect the pandemic to affect our ongoing ability to meet the covenants in our debt instruments, including under our revolving credit facility. During the three months ended June 30, 2020, our subsidiary, Sirius XM, completed an offering of $1.5 billion of 4.125% Senior Notes due 2030. Subsequent to quarter end, on July 9, 2020, Sirius XM used the net proceeds from this offering, together with cash on hand, to redeem all of its outstanding 5.375% Senior Notes due 2025 at a redemption price of 102.688% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the redemption date and to redeem all of its outstanding 4.625% Senior Notes due 2023 at a redemption price of 100.771% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the redemption date. This financing was executed consistent with our past practices to opportunistically extend the maturities of our existing debt and not in response to the COVID-19 pandemic.

Business Performance Update

We remain focused on the well-being of our employees, customers and all those we serve while also taking responsive measures to adapt to the current environment. We have undertaken and are generally in the process of making a diverse range of operational adjustments in response to the effects of COVID-19 pandemic. We have taken actions to help ensure the continuity of our audio entertainment service through the COVID-19 pandemic, including activating our business continuity plans and implementing measures to enable employees to work remotely. From a customer care and support perspective, we have adjusted our operations with call center vendors as a result of their inability to fully staff their operations. These adjustments have included shifting call center demand to “chat” platforms, activating interactive voice response (or “IVR”) systems and online capabilities, and working with call center vendors to increase the capability for customer service agents to work remotely. We are focused on optimizing customer support performance in this new environment.

Included below is information regarding certain trends related to our Sirius XM and Pandora businesses.

Sirius XM Business. Sales of new cars in the United States were down approximately 48% in April compared to April 2019, to a seasonally adjusted annual rate of 8.6 million, recovering to 12.2 million in May, and 13.0 million in June. Used vehicle trial starts were down 5% for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019, and up 15% for the month of June 2020 compared to June 2019. For the first time in our history used car trial starts exceeded new car trial starts in the second quarter. Our aggregate Sirius XM trial subscription starts in the second quarter declined and that will result in fewer opportunities in the third quarter to convert consumers from trial subscriptions to self-pay subscriptions.

During the second quarter, while we experienced some decline in the rate at which purchasers and lessees of new cars converted from trial subscribers to self-pay subscribers of our satellite radio service, the decline was less than we originally expected. Similarly, used car conversion rates showed only a small impact from the COVID-19 pandemic. After a temporary lull, consumer response to our marketing campaigns has rebounded.

Our average self-pay monthly subscriber churn rates decreased from 1.8% during the quarter ended March 31, 2020 to 1.6% for the three months ended June 30, 2020. Vehicle related churn (churn resulting from a vehicle transaction by a consumer) and non-pay churn decreased during the second quarter, partially offset by an increase in voluntary churn (that is, churn resulting from consumers proactively canceling).

Against this background, we reported 264 thousand net new self-pay subscribers for the quarter ended June 30, 2020.

During the quarter ended June 30, 2020, the penetration rate of satellite radios in new vehicle sales was approximately 77%, an increase of nearly 500 basis points compared to the prior year period. This increase was due to rising penetration rate at certain OEMs, a favorable model-mix and a reduction in fleet vehicle sales as a percentage of total sales. Installations decreased 57% for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019, but have begun to recover as installations were down approximately 81% in April, 75% in May and 26% in June, compared to the same periods last year, as automakers reopened factories in May and ramped up production.

Pandora Business. Advertising revenue from our Pandora business has declined markedly since mid-March 2020. Several categories of advertisers cancelled or paused orders during the second quarter, and while we have seen recent increases in advertising orders, the outlook for future advertising revenue is uncertain. Pandora advertising revenue was down approximately 41% in April, 36% in May and 18% in June from the same periods last year.

Ad supported listener hours on our Pandora services decreased markedly following the implementation of stay-at-home orders in mid-March 2020, but improved during the second half of the quarter ended June 30, 2020 to modest declines on a year over year basis. Ad supported listener hours were down approximately 10% in April, 4% in May and 3% in June from the same periods last year.

Potential Impact on our Results of Operations

It is difficult to predict how the COVID-19 pandemic will affect our company in the long-term. Based on what we have observed to date, however, we have attempted below to provide an explanation of how the pandemic has affected, and will likely continue to affect, our business, including our revenue and expenses, over the next six months. We presently believe that the COVID-19 pandemic and its related economic impact has and will likely continue to:
•adversely affect our subscriber revenue due to the decline in sales of vehicles, reduced drive time, and the inability of our vendors to fully staff call centers;
•cause a decline in advertising revenues in our Pandora and Sirius XM businesses as third parties pull back on advertising spending generally;
•have an adverse effect on our equipment revenue and the sale of satellite radios, components and accessories;

•negatively impact our other revenue as the pandemic is anticipated to have similar adverse effects on Sirius XM Canada and its service as well as adversely affect our connected services business;
•reduce our revenue share and royalties expenses, although in our Pandora ad-supported service royalty reductions may not be commensurate with the decline in ad revenues;
•not significantly affect our programming and content expenses as we expect to continue to honor our agreements to acquire, create, promote and produce content, including our obligations in some cases to sports leagues that have cancelled significant portions of their seasons;
•reduce our customer service and billing costs as we may experience lower costs as a result of the inability of our vendors to fully staff the operation and management of customer service centers and the move of some customer service interactions to digital channels, although such cost reductions may be partially offset by increased bad debt expense;
•not significantly affect our transmission expenses and costs of equipment expenses;
•reduce subscriber acquisition costs as hardware subsidies paid to radio manufacturers, distributors and automakers and subsidies paid for chipsets and certain other components used in manufacturing radios are expected to decline as a result of a reduction in vehicle production;
•decrease sales and marketing expenses as the reduction in auto sales is anticipated to reduce trial subscription starts, the volume of our marketing campaigns and the associated expenses related to direct mail, outbound telemarketing and email communications, and as we may reduce our spending on marketing, advertising, media and production, and digital performance media;
•reduce our engineering, design and development expenses as a slower pace of hiring may slow the development of new products and services, including streaming and connected vehicle services, and research and development efforts in the ordinary course;
•reduce our general and administrative expenses as a result of reductions in compensation, travel and entertainment and other costs; and
•not affect our depreciation and amortization expenses.
Other Potential Impacts
We have taken actions to help ensure that our audio entertainment service will continue uninterrupted through the COVID-19 pandemic, including activating our business continuity plans and implementing steps to enable employees to work remotely. The impact of these actions on our workforce are also difficult to assess, but the experience has presented new challenges for our employees as they balance the demands of the pandemic with their daily operational role. To date, however, we do not believe that these remote work arrangements have adversely affected our ability to maintain our financial reporting systems, internal control over financial reporting and disclosure controls and procedures. In addition, we do not expect to encounter any significant challenges to our ability to maintain these systems and controls.
We also do not expect the pandemic to affect the assets on our balance sheet and our ability to timely account for those assets.  For example, we do not anticipate making any significant changes as a result of the pandemic in judgments in determining the fair-value of assets measured in accordance with generally accepted accounting principles.
In addition, we do not anticipate any material impairments with respect to goodwill, indefinite life and definite life intangible assets, right of use assets or investments, increases in allowances for credit losses, restructuring charges, other expenses, or changes in accounting judgments that would have an adverse impact on our financial statements.
We are taking advantage of recent Federal tax relief to defer our portion of the social security payroll tax. This tax relief will not have a material impact on our liquidity position in either the short- or long-term. We have not received any financial assistance in the form of loans under the CARES Act.
You should not place undue reliance on any of our forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For additional discussion of the risks to our business related to the COVID-19 pandemic, see “Risk factors—Risks related to our business—The current coronavirus (COVID-19) pandemic is adversely impacting our business” contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020. To the extent the COVID-19 pandemic or any other global health crisis does adversely impact our business or financial condition, it may also have the effect of heightening many of the other “Risk factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

SECOND QUARTER 2020 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2020	2019	2020	2019
Revenue:
Subscriber revenue	$1,578	$1,537	$3,163	$2,995
Advertising revenue	236	358	521	567
Equipment revenue	25	41	66	82
Other revenue	35	41	76	77
Total revenue	1,874	1,977	3,826	3,721
Operating expenses:
Cost of services:
Revenue share and royalties	587	600	1,157	1,092
Programming and content	110	116	228	222
Customer service and billing	122	120	240	233
Transmission	43	40	83	71
Cost of equipment	4	6	8	12
Subscriber acquisition costs	48	104	147	212
Sales and marketing	217	232	442	415
Engineering, design and development	61	74	132	128
General and administrative	119	120	226	255
Depreciation and amortization	124	119	256	226
Acquisition and restructuring costs	24	7	24	83
Total operating expenses	1,459	1,538	2,943	2,949
Income from operations	415	439	883	772
Other (expense) income:
Interest expense	(102)	(97)	(201)	(187)
Loss on extinguishment of debt	—	—	—	(1)
Other income (expense)	4	(3)	8	(2)
Total other (expense) income	(98)	(100)	(193)	(190)
Income before income taxes	317	339	690	582
Income tax expense	(74)	(76)	(154)	(157)
Net income	$243	$263	$536	$425
Foreign currency translation adjustment, net of tax	10	7	(15)	14
Total comprehensive income	$253	$270	$521	$439
Net income per common share:
Basic	$0.06	$0.06	$0.12	$0.09
Diluted	$0.05	$0.06	$0.12	$0.09
Weighted average common shares outstanding:
Basic	4,369	4,568	4,387	4,569
Diluted	4,457	4,675	4,487	4,677
Dividends declared per common share	$0.01331	$0.01210	$0.02662	$0.02420

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,770	$106
Receivables, net	497	670
Inventory, net	12	11
Related party current assets	11	22
Prepaid expenses and other current assets	205	194
Total current assets	2,495	1,003
Property and equipment, net	1,592	1,626
Intangible assets, net	3,398	3,467
Goodwill	3,860	3,843
Related party long-term assets	512	452
Deferred tax assets	41	153
Operating lease right-of-use assets	438	466
Other long-term assets	129	139
Total assets	$12,465	$11,149
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,022	$1,151
Accrued interest	157	160
Current portion of deferred revenue	1,833	1,930
Current maturities of debt	1,492	2
Operating lease current liabilities	46	46
Related party current liabilities	2	4
Total current liabilities	4,552	3,293
Long-term deferred revenue	123	130
Long-term debt	7,841	7,842
Deferred tax liabilities	70	70
Operating lease liabilities	430	456
Other long-term liabilities	117	94
Total liabilities	13,133	11,885
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,355 and 4,412 shares issued; 4,353 and 4,412 shares outstanding at June 30, 2020 and December 31, 2019, respectively	4	4
Accumulated other comprehensive (loss) income, net of tax	(7)	8
Additional paid-in capital	(49)	395
Treasury stock, at cost; 2 and 0 shares of common stock at June 30, 2020 and December 31, 2019, respectively	(9)	—
Accumulated deficit	(607)	(1,143)
Total stockholders’ equity (deficit)	(668)	(736)
Total liabilities and stockholders’ equity (deficit)	$12,465	$11,149

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in millions)	2020	2019
Cash flows from operating activities:
Net income	$536	$425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	256	226
Non-cash interest expense, net of amortization of premium	10	7
Provision for doubtful accounts	38	27
Amortization of deferred income related to equity method investment	(1)	(1)
Loss on extinguishment of debt	—	1
Loss on unconsolidated entity investments, net	3	10
Dividend received from unconsolidated entity investment	1	1
Loss on restructuring	24	—
Loss (gain) on other investments	1	(3)
Share-based payment expense	107	127
Deferred income taxes	116	146
Amortization of right-of-use assets	28	2
Changes in operating assets and liabilities:
Receivables	134	(69)
Inventory	(4)	6
Related party, net	9	(1)
Prepaid expenses and other current assets	(13)	(20)
Other long-term assets	10	7
Accounts payable and accrued expenses	(136)	36
Accrued interest	(3)	6
Deferred revenue	(105)	(4)
Operating lease liabilities	(26)	7
Other long-term liabilities	22	5
Net cash provided by operating activities	1,007	941
Cash flows from investing activities:
Additions to property and equipment	(149)	(160)
Purchases of other investments	(7)	(7)
Acquisition of business, net of cash acquired	(28)	313
Sale of short-term investments	—	72
Investments in related parties and other equity investees	(84)	(9)
Repayment from related party	3	—
Net cash (used in) provided by investing activities	(265)	209
Cash flows from financing activities:
Proceeds from exercise of stock options	—	1
Taxes paid from net share settlements for stock-based compensation	(43)	(47)
Revolving credit facility, net of deferred financing costs	—	(439)
Proceeds from long-term borrowings, net of costs	1,483	1,236
Proceeds from sale of capped call security	—	3
Principal payments of long-term borrowings	(5)	(156)
Common stock repurchased and retired	(399)	(1,474)
Dividends paid	(117)	(113)
Net cash provided by (used in) financing activities	919	(989)
Net increase in cash, cash equivalents and restricted cash	1,661	161
Cash, cash equivalents and restricted cash at beginning of period	120	65
Cash, cash equivalents and restricted cash at end of period (1)	$1,781	$226

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	June 30, 2020	December 31, 2019	June 30, 2019	December 31, 2018
Cash and cash equivalents	$1,770	$106	$215	$54
Restricted cash included in Other long-term assets	11	14	11	11
Total cash, cash equivalents and restricted cash at end of period	$1,781	$120	$226	$65

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three and six months ended June 30, 2020 compared with the three and six months ended June 30, 2019. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts. Pro forma adjustments are not included for the acquisition of Simplecast. Please refer to the Footnotes to Results of Operations.

					2020 vs 2019 Change
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
(in millions)	2020	2019	2020	2019	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,453	$1,402	$2,910	$2,772	$51	4%	$138	5%
Advertising revenue	25	52	69	98	(27)	(52)%	(29)	(30)%
Equipment revenue	25	41	66	82	(16)	(39)%	(16)	(20)%
Other revenue	37	43	80	81	(6)	(14)%	(1)	(1)%
Total Sirius XM revenue	1,540	1,538	3,125	3,033	2	—%	92	3%
Pandora:
Subscriber revenue	125	135	253	269	(10)	(7)%	(16)	(6)%
Advertising revenue	211	306	452	537	(95)	(31)%	(85)	(16)%
Total Pandora revenue	336	441	705	806	(105)	(24)%	(101)	(13)%
Total consolidated revenue	1,876	1,979	3,830	3,839	(103)	(5)%	(9)	—%
Cost of services
Sirius XM:
Revenue share and royalties	365	360	731	707	5	1%	24	3%
Programming and content	104	113	216	215	(9)	(8)%	1	—%
Customer service and billing	99	99	192	197	—	—%	(5)	(3)%
Transmission	30	25	57	50	5	20%	7	14%
Cost of equipment	4	6	8	12	(2)	(33)%	(4)	(33)%
Total Sirius XM cost of services	602	603	1,204	1,181	(1)	—%	23	2%
Pandora:
Revenue share and royalties	224	246	430	463	(22)	(9)%	(33)	(7)%
Programming and content	6	3	12	7	3	100%	5	71%
Customer service and billing	23	21	48	44	2	10%	4	9%
Transmission	13	15	26	26	(2)	(13)%	—	—%
Total Pandora cost of services	266	285	516	540	(19)	(7)%	(24)	(4)%
Total consolidated cost of services	868	888	1,720	1,721	(20)	(2)%	(1)	—%
Subscriber acquisition costs	48	104	147	212	(56)	(54)%	(65)	(31)%
Sales and marketing	217	232	442	451	(15)	(6)%	(9)	(2)%
Engineering, design and development	61	74	132	142	(13)	(18)%	(10)	(7)%
General and administrative	119	120	226	271	(1)	(1)%	(45)	(17)%
Depreciation and amortization	124	119	256	241	5	4%	15	6%
Acquisition and restructuring costs	24	—	24	—	24	nm	24	nm
Total operating expenses	1,461	1,537	2,947	3,038	(76)	(5)%	(91)	(3)%
Income from operations	415	442	883	801	(27)	(6)%	82	10%
Other (expense) income:
Interest expense	(102)	(97)	(201)	(189)	(5)	(5)%	(12)	(6)%
Loss on extinguishment of debt	—	—	—	(1)	—	nm	1	100%
Other income (expense)	4	(3)	8	(1)	7	233%	9	900%
Total other (expense) income	(98)	(100)	(193)	(191)	2	2%	(2)	(1)%
Income before income taxes	317	342	690	610	(25)	(7)%	80	13%
Income tax expense	(74)	(77)	(154)	(164)	3	4%	10	6%
Net income	$243	$265	$536	$446	$(22)	(8)%	$90	20%

Adjusted EBITDA	$615	$618	$1,254	$1,184	$(3)	—%	$70	6%

Footnotes to Pro Forma Results of Operations
The following tables reconcile our results of operations as reported to our pro forma results of operations for the three and six months ended June 30, 2020 and 2019 which includes the Pandora pre-acquisition financial information for the applicable periods and the effects of purchase price accounting. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts.

	Unaudited for the Three Months Ended June 30, 2020
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,453	$—	$—		$1,453
Advertising revenue	25	—	—		25
Equipment revenue	25	—	—		25
Other revenue	35	—	2	(a)	37
Total Sirius XM revenue	1,538	—	2		1,540
Pandora:
Subscriber revenue	125	—	—		125
Advertising revenue	211	—	—		211
Total Pandora revenue	336	—	—		336
Total consolidated revenue	1,874	—	2		1,876
Cost of services
Sirius XM:
Revenue share and royalties	365	—	—		365
Programming and content	104	—	—		104
Customer service and billing	99	—	—		99
Transmission	30	—	—		30
Cost of equipment	4	—	—		4
Total Sirius XM cost of services	602	—	—		602
Pandora:
Revenue share and royalties	222	—	2	(b)	224
Programming and content	6	—	—		6
Customer service and billing	23	—	—		23
Transmission	13	—	—		13
Total Pandora cost of services	264	—	2		266
Total consolidated cost of services	866	—	2		868
Subscriber acquisition costs	48	—	—		48
Sales and marketing	217	—	—		217
Engineering, design and development	61	—	—		61
General and administrative	119	—	—		119
Depreciation and amortization	124	—	—		124
Acquisition and restructuring costs	24	—	—		24
Total operating expenses	1,459	—	2		1,461
Income from operations	415	—	—		415
Other (expense) income:
Interest expense	(102)	—	—		(102)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	4	—	—		4
Total other (expense) income	(98)	—	—		(98)
Income before income taxes	317	—	—		317
Income tax expense	(74)	—	—		(74)
Net income	$243	$—	$—		$243
(a) This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").
(b) This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

	Unaudited for the Three Months Ended June 30, 2019
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,402	$—	$—		$1,402
Advertising revenue	52	—	—		52
Equipment revenue	41	—	—		41
Other revenue	41	—	2	(c)	43
Total Sirius XM revenue	1,536	—	2		1,538
Pandora:
Subscriber revenue	135	—	—		135
Advertising revenue	306	—	—		306
Total Pandora revenue	441	—	—		441
Total consolidated revenue	1,977	—	2		1,979
Cost of services
Sirius XM:
Revenue share and royalties	360	—	—		360
Programming and content	113	—	—		113
Customer service and billing	99	—	—		99
Transmission	25	—	—		25
Cost of equipment	6	—	—		6
Total Sirius XM cost of services	603	—	—		603
Pandora:
Revenue share and royalties	240	—	6	(d)	246
Programming and content	3	—	—		3
Customer service and billing	21	—	—		21
Transmission	15	—	—		15
Total Pandora cost of services	279	—	6		285
Total consolidated cost of services	882	—	6		888
Subscriber acquisition costs	104	—	—		104
Sales and marketing	232	—	—		232
Engineering, design and development	74	—	—		74
General and administrative	120	—	—		120
Depreciation and amortization	119	—	—		119
Acquisition and restructuring costs	7	—	(7)	(e)	—
Total operating expenses	1,538	—	(1)		1,537
Income from operations	439	—	3		442
Other (expense) income:
Interest expense	(97)	—	—		(97)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	(3)	—	—		(3)
Total other (expense) income	(100)	—	—		(100)
Income before income taxes	339	—	3		342
Income tax expense	(76)	—	(1)	(f)	(77)
Net income	$263	$—	$2		$265
(c) This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.
(d) This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(e) This adjustment eliminates the impact of acquisition and other related costs.
(f) This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at June 30, 2019 to the pro forma adjustments of $3.

	Unaudited for the Six Months Ended June 30, 2020
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$2,910	$—	$—		$2,910
Advertising revenue	69	—	—		69
Equipment revenue	66	—	—		66
Other revenue	76	—	4	(g)	80
Total Sirius XM revenue	3,121	—	4		3,125
Pandora:
Subscriber revenue	253	—	—		253
Advertising revenue	452	—	—		452
Total Pandora revenue	705	—	—		705
Total consolidated revenue	3,826	—	4		3,830
Cost of services
Sirius XM:
Revenue share and royalties	731	—	—		731
Programming and content	216	—	—		216
Customer service and billing	192	—	—		192
Transmission	57	—	—		57
Cost of equipment	8	—	—		8
Total Sirius XM cost of services	1,204	—	—		1,204
Pandora:
Revenue share and royalties	426	—	4	(h)	430
Programming and content	12	—	—		12
Customer service and billing	48	—	—		48
Transmission	26	—	—		26
Total Pandora cost of services	512	—	4		516
Total consolidated cost of services	1,716	—	4		1,720
Subscriber acquisition costs	147	—	—		147
Sales and marketing	442	—	—		442
Engineering, design and development	132	—	—		132
General and administrative	226	—	—		226
Depreciation and amortization	256	—	—		256
Acquisition and restructuring costs	24	—	—		24
Total operating expenses	2,943	—	4		2,947
Income from operations	883	—	—		883
Other (expense) income:
Interest expense	(201)	—	—		(201)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	8	—	—		8
Total other (expense) income	(193)	—	—		(193)
Income before income taxes	690	—	—		690
Income tax expense	(154)	—	—		(154)
Net income	$536	$—	$—		$536
(g) This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.
(h) This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

	Unaudited for the Six Months Ended June 30, 2019
(in millions)	As Reported	Predecessor Financial Information (i)	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$2,772	$—	$—		$2,772
Advertising revenue	98	—	—		98
Equipment revenue	82	—	—		82
Other revenue	77	—	4	(j)	81
Total Sirius XM revenue	3,029	—	4		3,033
Pandora:
Subscriber revenue	223	46	—		269
Advertising revenue	469	68	—		537
Total Pandora revenue	692	114	—		806
Total consolidated revenue	3,721	114	4		3,839
Cost of services
Sirius XM:
Revenue share and royalties	707	—	—		707
Programming and content	215	—	—		215
Customer service and billing	197	—	—		197
Transmission	50	—	—		50
Cost of equipment	12	—	—		12
Total Sirius XM cost of services	1,181	—	—		1,181
Pandora:
Revenue share and royalties	385	71	7	(k)	463
Programming and content	7	—	—		7
Customer service and billing	36	8	—		44
Transmission	21	5	—		26
Total Pandora cost of services	449	84	7		540
Total consolidated cost of services	1,630	84	7		1,721
Subscriber acquisition costs	212	—	—		212
Sales and marketing	415	36	—		451
Engineering, design and development	128	14	—		142
General and administrative	255	16	—		271
Depreciation and amortization	226	6	9	(l)	241
Acquisition and restructuring costs	83	1	(84)	(m)	—
Total operating expenses	2,949	157	(68)		3,038
Income from operations	772	(43)	72		801
Other (expense) income:
Interest expense	(187)	(2)	—		(189)
Loss on extinguishment of debt	(1)	—	—		(1)
Other (expense) income	(2)	1	—		(1)
Total other (expense) income	(190)	(1)	—		(191)
Income before income taxes	582	(44)	72		610
Income tax expense	(157)	—	(7)	(n)	(164)
Net income	$425	$(44)	$65		$446
(i) Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.
(j) This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.
(k) This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(l) This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.
(m) This adjustment eliminates the impact of acquisition and other related costs.

(n) This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at June 30, 2019 to the pro forma adjustments of $72 and Pandora's loss before income tax of $44.

					2020 vs 2019 Change
(in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
Sirius XM:	2020	2019	2020	2019	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,453	$1,402	$2,910	$2,772	$51	4%	$138	5%
Advertising revenue	25	52	69	98	(27)	(52)%	(29)	(30)%
Equipment revenue	25	41	66	82	(16)	(39)%	(16)	(20)%
Other revenue	37	43	80	81	(6)	(14)%	(1)	(1)%
Total Sirius XM revenue	1,540	1,538	3,125	3,033	2	—%	92	3%
Cost of services
Revenue share and royalties	365	360	731	707	5	1%	24	3%
Programming and content (a)	96	106	202	201	(10)	(9)%	1	—%
Customer service and billing (a)	98	98	190	195	—	—%	(5)	(3)%
Transmission (a)	28	24	56	48	4	17%	8	17%
Cost of equipment	4	6	8	12	(2)	(33)%	(4)	(33)%
Total Sirius XM cost of services	591	594	1,187	1,163	(3)	(1)%	24	2%
Gross Profit	$949	$944	$1,938	$1,870	$5	1%	$68	4%
Gross Margin %	62%	61%	62%	62%	1%	2%	—%	—%
(a)  For the three months ended June 30, 2020, we have excluded share-based compensation expense of $8 related to programming and content, $1 related to customer service and billing and $2 related to transmission. For the three months ended June 30, 2019, we have excluded share-based compensation expense of $7 related to programming and content, $1 related to customer service and billing and $1 related to transmission. For the six months ended June 30, 2020, we have excluded share-based compensation expense of $14 related to programming and content, $2 related to customer service and billing and $1 related to transmission. For the six months ended June 30, 2019, we have excluded share-based compensation expense of $14 related to programming and content, $2 related to customer service and billing and $2 related to transmission.

					2020 vs 2019 Change
(in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
Pandora:	2020	2019	2020	2019	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$125	$135	$253	$269	$(10)	(7)%	$(16)	(6)%
Advertising revenue	211	306	452	537	(95)	(31)%	$(85)	(16)%
Total Pandora revenue	336	441	705	806	(105)	(24)%	(101)	(13)%
Cost of services
Revenue share and royalties (b)	224	246	446	463	(22)	(9)%	(17)	(4)%
Programming and content (c)	6	3	11	7	3	100%	4	57%
Customer service and billing (c)	23	21	47	44	2	10%	3	7%
Transmission (c)	13	14	26	24	(1)	(7)%	2	8%
Total Pandora cost of services	266	284	530	538	(18)	(6)%	(8)	(1)%
Gross Profit	$70	$157	$175	$268	$(87)	(55)%	$(93)	(35)%
Gross Margin %	21%	36%	25%	33%	(15)%	(42)%	(8)%	(24)%
(b)  For the six months ended June 30, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(c) For the three months ended June 30, 2019, we have excluded share-based compensation expense of $1 related to transmission. For the six months ended June 30, 2020, we have excluded share-based compensation expense of $1 related to programming and content and

$1 related to customer service and billing. For the six months ended June 30, 2019, we have excluded share-based compensation expense of $2 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of June 30, 2020 compared to June 30, 2019:

	As of June 30,		2020 vs 2019 Change
(subscribers in thousands)	2020	2019	Amount	%
Sirius XM
Self-pay subscribers	30,311	29,336	975	3%
Paid promotional subscribers	3,939	5,009	(1,070)	(21)%
Ending subscribers	34,250	34,345	(95)	—%
Traffic users	9,414	9,150	264	3%
Sirius XM Canada subscribers	2,607	2,702	(95)	(4)%

Pandora
Monthly active users - all services	59,604	64,948	(5,344)	(8)%
Self-pay subscribers	6,256	6,224	32	1%
Paid promotional subscribers	46	733	(687)	(94)%
Ending subscribers	6,302	6,957	(655)	(9)%

The following table contains our Non-GAAP pro forma financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2020 and 2019:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
(subscribers in thousands)	2020	2019	2020	2019 (1)	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	264	290	333	421	(26)	(9)%	(88)	(21)%
Paid promotional subscribers	(780)	(116)	(992)	(115)	(664)	572%	(877)	763%
Net additions	(516)	174	(659)	306	(690)	(397)%	(965)	(315)%
Weighted average number of subscribers	34,288	34,126	34,556	34,071	162	—%	485	1%
Average self-pay monthly churn	1.6%	1.7%	1.7%	1.7%	(0.1)%	(6)%	—%	—%
ARPU (2)	$13.96	$13.83	$13.95	$13.67	$0.13	1%	$0.28	2%
SAC, per installation	$20.14	$22.74	$20.14	$23.40	$(2.60)	(11)%	$(3.26)	(14)%

Pandora
Self-pay subscribers	40	64	91	310	(24)	(38)%	(219)	(71)%
Paid promotional subscribers	(4)	(3)	(3)	(23)	(1)	33%	20	(87)%
Net additions (3)	36	61	88	287	(25)	(41)%	(199)	(69)%
Weighted average number of subscribers	6,223	6,873	6,233	6,791	(650)	(9)%	(558)	(8)%
ARPU	$6.70	$6.53	$6.77	$6.61	$0.17	3%	$0.16	2%
Ad supported listener hours (in billions)	3.29	3.49	6.41	6.91	(0.20)	(6)%	(0.50)	(7)%
Advertising revenue per thousand listener hours (RPM)	$55.23	$80.14	$61.23	$71.46	$(24.91)	(31)%	$(10.23)	(14)%
Licensing costs per thousand listener hours (LPM)	$37.16	$37.91	$37.12	$37.28	$(0.75)	(2)%	$(0.16)	—%
Licensing costs per paid subscriber (LPU)	$4.06	$4.16	$4.08	$4.06	$(0.10)	(2)%	$0.02	—%

Total Company
Adjusted EBITDA	$615	$618	$1,254	$1,184	$(3)	—%	$70	6%
Free cash flow (4)	$503	$474	$851	$774	$29	6%	$77	10%
nm - not meaningful
(1) Includes Pandora's results for the six month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.
(2) ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $42 and $38 for the three months and $86 and $75 for the six months ended June 30, 2020 and 2019, respectively.
(3) Amounts may not sum as a result of rounding.
(4) Free cash flow has not been adjusted for Pandora's pre-acquisition results.

Glossary

Monthly active users - the number of distinct registered users on the Pandora services, including subscribers, which have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of monthly active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service.

Average self-pay monthly churn - the Sirius XM monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Net income:	$243	$263	$536	$425
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	(16)	25
Acquisition and restructuring costs (1)	24	7	24	83
Share-based payment expense (3)	52	57	107	106
Depreciation and amortization	124	119	256	226
Interest expense	102	97	201	187
Loss on extinguishment of debt	—	—	—	1
Other expense (income)	(4)	3	(8)	2
Income tax expense	74	76	154	157
Purchase price accounting adjustments:
Revenues	2	2	4	4
Operating expenses	(2)	(6)	(4)	(7)
Pro forma adjustments (2)	—	—	—	(25)
Adjusted EBITDA	$615	$618	$1,254	$1,184
(1)Acquisition and restructuring costs include $21 of share-based compensation expense for the six months ended June 30, 2019.

(2)Pro forma adjustment for six months ended June 30, 2019 includes Pandora's Net income for the six months ended June 30, 2019 of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2, offset by Other expense (income) of $1.
(3)Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Programming and content	$7	$7	$15	$14
Customer service and billing	1	1	3	2
Transmission	2	2	3	3
Sales and marketing	16	19	33	34
Engineering, design and development	9	13	20	22
General and administrative	17	15	33	31
Total share-based payment expense	$52	$57	$107	$106

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows related to acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Cash Flow information
Net cash provided by operating activities	$591	$545	$1,007	$941
Net cash (used in) provided by investing activities	$(120)	$(75)	$(265)	$209
Net cash used in financing activities	$1,258	$(317)	$919	$(989)
Free Cash Flow
Net cash provided by operating activities	$591	$545	$1,007	$941
Additions to property and equipment	(87)	(70)	(149)	(160)
Purchases of other investments	(1)	(1)	(7)	(7)
Free cash flow	$503	$474	$851	$774

ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services) and advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(costs in millions and installs in thousands)	2020	2019	2020	2019
Subscriber acquisition costs, excluding connected vehicle services	$48	$104	$147	$212
Less: margin from sales of radios and accessories, excluding connected vehicle services	(21)	(34)	(58)	(68)
	$27	$70	$89	$144
Installations	1,320	3,078	4,403	6,155
SAC, per installation (a)	$20.14	$22.74	$20.14	$23.40
(a) Amounts may not recalculate due to rounding.
Ad supported listener hours - is based on the total bytes served over our Pandora advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

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About Sirius XM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in the U.S., and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of Sirius XM, is the largest ad-supported audio entertainment streaming service in the U.S. Sirius XM and Pandora together reach more than 100 million people each month with their audio products. Sirius XM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, Sirius XM offers connected vehicle services to automakers and directly to consumers through aftermarket devices. For more about Sirius XM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the current coronavirus (COVID-19) pandemic is adversely impacting our business; our substantial competition that is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; our Pandora ad-supported business has suffered a loss of monthly active users, which may adversely affect our Pandora business; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; we engage in extensive marketing efforts and the continued effectiveness of those efforts are an important part of our business; consumer protection laws and our failure to comply with them could damage our business; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; our business depends in part upon the auto industry; our Pandora business depends in part upon consumer electronics manufacturers; the market for music rights is changing and is subject to significant uncertainties; our ability to offer interactive features in our Pandora services depends upon maintaining licenses with copyright owners; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure of our satellites would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; failure to comply with FCC requirements could damage our business; economic conditions, including advertising budgets and discretionary spending, may adversely affect our business and operating results; if we are unable to attract and retain qualified personnel, our business could be harmed; we may not realize the benefits of acquisitions or other strategic investments and initiatives, including the acquisition of Pandora; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; we may from time to time modify our business plan, and these changes could adversely affect us and our financial condition; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; existing or future laws and regulations could harm our business; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; our business and prospects depend on the strength of our brands; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: Sirius XM

Contact for Sirius XM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com